Exhibit (d)(vi)

INTERIM INVESTORS AGREEMENT

This Interim Investors Agreement (this “Agreement”) is made as of December 30, 2024 by and among Casago Global, LLC, a Delaware limited liability company (the “Lead Investor”), Casago Holdings, LLC, a Delaware limited liability company (“Parent”), SLP V Venice Feeder I, L.P., a Delaware limited partnership (“SLP Feeder”), SLP Venice Holdings L.P., a Delaware limited partnership (together with SLP Feeder, “Silver Lake”), RW Vacasa AIV L.P., a Delaware limited partnership (“RW Vacasa”), RW Industrious Blocker L.P., a Delaware limited partnership (“RW Industrious”), Riverwood Capital Partners II (Parallel - B) L.P., an Ontario limited partnership (“RCP II”), RCP III Vacasa AIV L.P., a Delaware limited partnership (“RCP III Vacasa”), RCP III Blocker Feeder L.P., a Delaware limited partnership (“RCP III Blocker”), Riverwood Capital Partners III (Parallel - B) L.P., a Cayman Islands exempted limited partnership (“RCP III”), RCP III (A) Blocker Feeder L.P., a Delaware limited partnership (“RCP III (A) Blocker”), RCP III (A) Vacasa AIV L.P., a Delaware limited partnership (together with RW Vacasa, RW Industrious, RCP II, RCP III Vacasa, RCP III Blocker, RCP III and RCP III (A) Blocker “Riverwood”), Level Equity Opportunities Fund 2015, L.P., a Delaware limited partnership (“LEOF 2015”), Level Equity Opportunities Fund 2018, L.P., a Delaware limited partnership (“LEOF 2018”), LEGP II AIV(B), L.P., a Delaware limited partnership (“LEGP AIV”), LEGP I VCS, LLC, a Delaware limited liability company (“LEGP I”), LEGP II VCS, LLC, a Delaware limited liability company (“LEGP II”), Level Equity-VCS Investors, LLC, a Delaware limited liability company (together with LEOF 2015, LEOF 2018, LEGP AIV, LEGP I and LEGP II, “Level”, and Level, together with Silver Lake and Riverwood, each a “Rollover Stockholder” and collectively the “Rollover Stockholders”), Roofstock, Inc., a Delaware corporation (“Roofstock”), TRT Investors 37, LLC, a Texas limited liability company (“TRT”), MHRE STR II, LLC, a Delaware limited liability company (“Miramar” and, together with Roofstock and TRT, each an “Outside Investor” and collectively the “Outside Investors” and the Outside Investors, together with the Rollover Stockholders, each a “Co-Investor” and collectively the “Co-Investors” and the Co-Investors, together with the Lead Investor, the “Investors”).

RECITALS
1.
On the date of this Agreement (the “Signing Date”) and prior to the execution of this Agreement, Parent, Vista Merger Sub II Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Company Merger Sub”), Vista Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“LLC Merger Sub” and together with Company Merger Sub, the “Merger Subs”), Vacasa, Inc., a Delaware corporation (the “Company”) and Vacasa Holdings LLC, a Delaware limited liability company (“Company LLC”), entered into an Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) pursuant to which (a) LLC Merger Sub shall merge with and into Company LLC (the “LLC Merger”), with Company LLC surviving the LLC Merger, and (b) immediately following the LLC Merger, Company Merger Sub shall merge with and into the Company (the “Company Merger”, and collectively with the LLC Merger, the “Mergers”), with the Company surviving the Company Merger, in each case, upon the terms and subject to the conditions set forth therein (the “Transaction”).

2.
The Outside Investors have each entered into an Equity Commitment Letter (the “Equity Commitment Letter”) in favor of Parent, pursuant to which the applicable Outside Investor has agreed, subject to the terms and conditions set forth therein, to make an equity investment indirectly in Parent (its “Equity Commitment”) at the closing of the Transaction (the “Closing”).

3.
The Outside Investors and the Lead Investor have each entered into a Limited Guarantee (the “Limited Guarantee”) pursuant to which each Outside Investor and the Lead Investor have agreed, subject to the terms and conditions set forth therein, to guarantee certain obligations of Parent and Merger Subs in connection with the Merger Agreement.

4.
The Rollover Stockholders have each entered into a Support Agreement (each, a “Support Agreement”) with Parent and the Company, pursuant to which each of the Rollover Stockholders has agreed, among other things and subject to the terms and conditions set forth therein, to contribute the Rollover Equity held by such Rollover Stockholders to Parent (its “Rollover Commitment”) in connection with the consummation of the Mergers.

5.
The Investors wish to agree to certain terms and conditions that will govern the actions of Parent and the relationship among the Investors with respect to the Merger Agreement, the Equity Commitment Letter, the Limited Guarantee, the Support Agreements, the LLCA (as defined below) or any agreement reasonably required in connection with the Transaction (collectively, the “Transaction Documents”).

AGREEMENT

Therefore, the parties hereto hereby agree as follows:

1.	EFFECTIVENESS; DEFINITIONS.

1.1        Effectiveness.  This Agreement shall become effective on the date of this Agreement and shall terminate (except with respect to this Section 1.1, Section 1.2, Section 2.2 (solely in the case of a termination pursuant to clause (a) below), Section 2.4, Section 2.5, Section 2.9, Section 2.10 (solely in the case of a termination pursuant to clause (b) below), Section 2.14 and Section 3 (including any liability for fees, expenses and payments under Section 2.4, Section 2.5, Section 2.9, Section 2.10 and Section 2.14) which shall survive the termination of this Agreement) upon the earlier of (a) the Closing and (b) the termination of the Merger Agreement in accordance with its terms.

1.2       Definitions; Construction.  Certain terms are used in this Agreement as specifically defined herein. Capitalized terms used, but not defined, herein shall have the meanings given to them in the Merger Agreement. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The word “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, Governmental Authority, unincorporated organization or other entity. The section headings of this Agreement are included for reference purposes only and shall not affect the construction or interpretation of any of the provisions of this Agreement. For all purposes of this Agreement, execution of definitive documentation or similar binding actions, inactions or decisions of the Lead Investor shall require approval of the Lead Investor. For all purposes of this Agreement to the extent a controlled Affiliate of any Investor is going to be a party to any agreement or arrangement contemplated by this Agreement, the reference to Investor shall be deemed to also refer to any such controlled Affiliate as the context requires and the Investor agrees to cause its controlled Affiliate to take any action required hereunder in such context.

2.	AGREEMENTS AMONG THE INVESTORS.

2.1        Actions of the Lead Investor and Parent.

(a)         Subject to Section 2.1(b), the Investors hereby agree that the Lead Investor shall have the sole authority to take any action or refrain from taking any action in connection with the Transaction, the Merger Agreement and the transactions contemplated thereby, including (i) amending or waiving any term of the Merger Agreement, (ii) determining whether or not the conditions to closing specified in the Merger Agreement have been satisfied, (iii) terminating the Merger Agreement, or (iv) instituting, controlling, directing and settling any suit, claim or proceeding arising in connection with the Transaction, the Merger Agreement or any proxy or disclosures relating thereto, in each case, solely on behalf of Parent, the Merger Subs or any of their respective Subsidiaries pursuant to the rights set forth in the Merger Agreement or otherwise in connection with the Transaction, and except for the exercise of such rights set forth in the Merger Agreement, on behalf of Parent, the Merger Subs or any of their respective Subsidiaries, the Lead Investor shall not initiate or settle any litigation on behalf of Parent, the Merger Subs or any of their respective Subsidiaries in a manner that would be materially and disproportionately detrimental to any Investor’s interests or reputation relative to other Investors, in each case in their capacities as such without the consent of such Investor.

(b)        Notwithstanding the foregoing, in no event shall Parent (nor shall the Lead Investor acting through Parent) (i) increase the Merger Consideration, change the form of consideration being offered to holders of Company Stock and holders of Company LLC Units under the Merger Agreement or extend the Outside Date, in each case without such change being approved in writing by each of the Investors or (ii) agree to any amendment, modification, supplement or waiver of the Merger Agreement, including any provision relating to the Parent Termination Fee, that would be materially adverse to an Investor (or group of Investors) without such instrument being approved in writing by such Investor (or group of Investors); provided, that notwithstanding the foregoing, if any Investor refuses to approve an amendment or waiver pursuant to clause (ii) above, then prior to making such modification, amendment or waiver the Lead Investor shall fully and unconditionally release such Investor (a “Non-Consenting Investor”) in writing (whether by one or more of the Lead Investor or another Person electing to execute an Equity Commitment Letter, Limited Guarantee and/or Support Agreement to replace those previously executed by the Non-Consenting Investor or acknowledging in writing to the Non-Consenting Investor that the previously executed Equity Commitment Letters, Limited Guarantees and/or Support Agreements are sufficient to cover such released amounts), effective immediately, from each of its liabilities and obligations under (1) this Agreement (other than its liabilities and obligations with respect to breaches of this Agreement prior to the time of such release) without any further action by any party hereto and (2) its Equity Commitment Letter, Limited Guarantee and/or Support Agreement, as applicable, without any further action by any party hereto, and in such case, such Non-Consenting Investor’s approval for such amendment or waiver shall not be required; provided further, that notwithstanding anything to the contrary herein or in the Equity Commitment Letters, Limited Guarantees and/or Support Agreements, if any obligations under this Agreement, a Non‑Consenting Investor’s Equity Commitment Letter, Limited Guarantee and/or Support Agreement are terminated in accordance with this Section 2.1(b), solely to the extent such Non-Consenting Investor’s Equity Commitment Letter, Limited Guarantee and/or Support Agreement are otherwise permitted to terminate in accordance with the terms thereof, each other Investor shall be deemed to have consented to such termination and each Investor’s obligations under this Agreement, its Equity Commitment Letter, Limited Guarantee and/or Support Agreement, as applicable, shall remain in place in accordance with the terms thereof (other than, for the avoidance of doubt, the Equity Commitment Letter, Limited Guarantee and/or Support Agreement, as applicable, of the Non-Consenting Investor).

(c)         The Lead Investor shall, and shall direct its Representatives to, provide the other Investors reasonable updates related to the Closing, including the anticipated date of Closing and funding with such advance notice as is reasonably practicable, and promptly respond to other reasonable requests for information. The Lead Investor shall provide the other Investors with prior written notice of any waiver by Parent of any agreement in the Merger Agreement or any amendment to the Merger Agreement.

2.2       Equity Agreements.  The Investors agree to negotiate in good faith with each other to enter into, substantially concurrently with the Closing, a definitive limited liability company agreement of Parent (the “LLCA”) containing the rights and obligations set forth in the Equity and Governance Term Sheet attached hereto as Exhibit A (the “Equity Term Sheet”), and such other provisions not addressed in the Equity Term Sheet as are customary for transactions of this type or as otherwise mutually agreed between the Lead Investor and the Co-Investors. If for any reason the Investors have not entered into the LLCA at or prior to the Closing, the Investors agree (i) that the operation of Parent and its subsidiaries (including the Company) shall be in accordance with the Equity Term Sheet (including the issuance of the equity securities in the amount and type as set forth therein) until such time as the LLCA shall be in effect and (ii) to continue to negotiate in good faith with each other to enter into the LLCA and seek to have such agreement executed as soon as reasonably practicable thereafter. Upon the execution of the LLCA by each Investor and delivery of the LLCA to each Investor, this Section 2.2 shall cease to have any force or effect.

2.3       Equity Commitments; Rollover Commitments.

(a)         Each Investor (other than the Lead Investor) hereby affirms and agrees that: (i) it is bound by its Equity Commitment or Rollover Commitment, as applicable, and the provisions set forth in its Equity Commitment Letter or Support Agreement in accordance with the terms hereof and thereof and that the Lead Investor shall be entitled to enforce or cause Parent to enforce the provisions of such Equity Commitment Letter or Support Agreement in accordance with this Agreement and the terms of such Equity Commitment Letter or Support Agreement but only if either (1) the conditions to funding under such Equity Commitment Letter or Support Agreement (other than any condition resulting from a failure of such Investor to fund its Equity Commitment or consummate the contribution contemplated by the Support Agreement when required) are satisfied or have been waived by the applicable Investor or (2) the Company is permitted to enforce the provisions of the Equity Commitment Letter under the specific circumstances and as specifically set forth therein and in Section 9.6(b) of the Merger Agreement and does in fact so enforce, or cause Parent to enforce such provisions; and (ii) it shall not be permitted to terminate or amend any Equity Commitment, Rollover Commitment, Equity Commitment Letter or Support Agreement without the prior written consent of each of the other Investors (except with respect to a Non-Consenting Investor pursuant to Section 2.1 or a Failing Investor pursuant to Section 2.9). The amount and pro rata percentage of the Equity Commitment or Rollover Commitment, as applicable, of each Investor is set forth on Schedule 1 attached hereto (with each Investor’s Equity Commitment or Rollover Commitment amount being referred to herein as its “Commitment Amount”). At the Closing, each Investor will be issued equity securities of Parent as contemplated by the Equity Term Sheet.

(b)         In the event that any Outside Investor funds its Equity Commitment as contemplated by this Section 2.3 and such Outside Investor’s Equity Commitment Letter, and (i) the Closing does not occur following such funding because the Merger Agreement is terminated, Parent shall, and the Lead Investor shall cause Parent to, promptly (but in any event within three (3) Business Days after such termination) return all amounts so funded in respect of such Outside Investor’s Equity Commitment to such Outside Investor, (ii) the Closing has not occurred within ten (10) Business Days following the date of such funding then the Lead Investor shall cause Parent to, promptly (but in any event within one (1) Business Day after the expiration of such period) return all amounts so funded in respect of such Outside Investor’s Equity Commitment to such Outside Investor, or (iii) any amounts funded by the Lead Investor are at any time returned to the Lead Investor, then the Lead Investor shall and shall cause Parent to, at the same time as any of the funded Equity Commitment of the Lead Investor is returned to the Lead Investor, return all amounts so funded in respect of such Outside Investor’s Equity Commitment to such Outside Investor; provided, however, that a return of the funded Equity Commitment pursuant to (ii) or (iii) shall not relieve such Outside Investor of its obligation to fund its Equity Commitment pursuant to the terms of this Agreement and such Outside Investor’s Equity Commitment Letter so long as the Merger Agreement has not validly terminated in accordance with its terms and if, following the return of such funded Equity Commitment, the Lead Investor, in its reasonable discretion, determines that the Closing will occur, the Lead Investor may require such Outside Investor to fund its Equity Commitment again pursuant to the terms of this Agreement and such Outside Investor’s Equity Commitment Letter.

2.4       Company Termination Fee.  In the event that the Merger Agreement is terminated and the Company owes the Company Termination Fee or any damages, awards or settlement payments, any expense reimbursement or other payments in connection with the termination of the Merger Agreement to Parent (the “Company Termination Payments”), then the Company Termination Payments shall be paid to Parent and Parent will use such funds to (a) first, pay the reasonable, documented and out-of-pocket fees, expenses and disbursements of attorneys, accountants, consultants and other advisors that may have been retained by Parent in connection with the Transaction (“Consortium Costs”) and (b) second, reimburse the Lead Investor and each of the Outside Investors for such Person’s reasonable, documented and out-of-pocket fees, expenses and disbursements of attorneys, accountants, consultants and other advisors that may have been retained by such Person in connection with the Transaction (“Investor Costs” and together with Consortium Costs, “Deal Costs”) (provided, that if the Company Termination Payments are greater than the Deal Costs, then Parent shall pay such excess amount to the Lead Investor and the Outside Investors in accordance with such Person’s Pro Rate Share as set forth on Schedule 2; provided, further, that if the amount of the Company Termination Payments remaining following payment of the Consortium Costs is less than the Investor Costs, then the remaining amount of the Company Termination Payments shall be distributed to the Lead Investor and the Outside Investors in accordance with such Person’s Pro Rata Share as set forth on Schedule 2).

2.5       Expenses.  In the event (a) the Mergers are consummated or (b) the Merger Agreement is terminated and no Company Termination Fee is payable to Parent, (i) the Lead Investor and each Outside Investor will be responsible for their respective Pro Rata Share as set forth on Schedule 2 of the Consortium Costs, (ii) the Lead Investor and each Outside Investor will be responsible for its own Investor Costs and (iii) each Rollover Stockholder will be responsible for its own documented and out-of-pocket fees, expenses and disbursements of attorneys, accountants, consultants and other advisors that may have been retained by such Person in connection with the Transaction. In the event that the Mergers are consummated and the Equity Commitment under any Failing Investor’s Equity Commitment Letter are assigned to another Outside Investor (that is not a Failing Investor) and/or one or more third parties, such Failing Investor shall be required to pay 100% of the Deal Costs.

2.6        Representations and Warranties.

(a)         Each Investor hereby severally (and not jointly) represents and warrants to the other Investors on the date hereof and as of the Closing that (i) none of the information in respect of such Investor supplied in writing by such Investor specifically for inclusion or incorporation by reference in any filings contemplated by the Merger Agreement contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) subject to the receipt of all authorizations, consents, approvals and waivers contemplated under the Merger Agreement and satisfaction of the conditions set forth in Section 7.1 of the Merger Agreement, such Investor has obtained, or prior to the Closing shall obtain, all authorizations, consents, approvals and waivers (including, but not limited to, waivers of any actual or potential conflicts of interest) that are known as of the date hereof to be required to be obtained from any third party, Governmental Authority or Affiliate in connection with such Investor’s participation in the Transaction in accordance with its organizational and governing documents and applicable Law, (iii) it has not entered into any agreement, arrangement or understanding with any other potential investor, acquiror or group of potential investors or acquirors of the Company with respect to the subject matter of this Agreement and the Merger Agreement, (iv) such Investor is validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite power and authority to execute and deliver this Agreement and, to the extent they are a party thereto, the Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, and (v) this Agreement and the Transaction Documents to which such Investor is a party have been duly and validly executed and delivered by such Investor and, assuming due authorization, execution and delivery by the other parties thereto, constitute legal, valid and binding obligations of such Investor, enforceable against such Investor in accordance with their terms.

(b)        Each Lead Investor and Outside Investor hereby severally (and not jointly) further represents and warrants to the other Investors that, except as set forth in Schedule 2.6(b) hereto, as of the date hereof, neither such Lead Investor or Outside Investor nor any of its controlled Affiliates owns beneficially or of record any capital shares of the Company. Until the termination of this Agreement in accordance with Section 1 hereof, except as expressly contemplated by this Agreement or in such Lead Investor’s or Outside Investor’s capacity or their Affiliates’ capacity as passive investors in funds or vehicles managed by a third party that is not an Affiliate of such Investor (excluding any managed account or circumstance in which such Lead Investor or Outside Investor or any of its Affiliates exercise any discretion, whether directly or indirectly, with respect to investment decisions), each Lead Investor and Outside Investor agrees that it will not, and will cause its controlled Affiliates not to, acquire or sell beneficially or of record any (or any additional) capital shares of the Company. For purposes of this Section 2.6(b), “beneficial ownership” shall mean any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power (which includes the power to vote, or to direct the voting of) with respect to capital shares of the Company and/or investment power (which includes the power to dispose, or to direct the disposition of) with respect to capital shares of the Company.

(c)       Parent hereby represents to the Investors that, as of the date of this Agreement, the Lead Investor owns all of the outstanding equity interests of Parent, and no Person has rights to acquire any equity interests in Parent other than as contemplated by the Equity Term Sheet.

2.7      Regulatory Efforts.  Upon reasonable request from Parent or the Lead Investor, as applicable, each Investor shall reasonably cooperate and work in good faith to supply and provide all information (which information shall be accurate and complete in all material respects) required in connection with any filings or notifications made to or with any Governmental Authority in connection with the Transaction, the Merger Agreement and any related agreements.

2.8       Notice of Closing; Funding.  Parent and Merger Subs shall and the Lead Investor shall cause Parent and Merger Subs to provide each Investor with at least fifteen (15) Business Days’ prior notice of the anticipated Closing Date (such notice, the “Closing Notice”). Within five (5) Business Days following the delivery of the Closing Notice, each Outside Investor shall provide, in a form reasonably satisfactory to the Lead Investor, written confirmation that such Outside Investor, in good faith, expects it will be able to fund its Equity Commitment in accordance with the Equity Commitment Letter on the Closing Date (such confirmation, “Evidence of Funding”). Upon the delivery of Evidence of Funding by an Outside Investor to the Lead Investor, if the Lead Investor and a majority of the Outside Investors determine in good faith that such Outside Investor does not have sufficient funds to be able to contribute its Equity Commitment in accordance with the Equity Commitment Letter on the Closing Date, such Outside Investor shall be deemed a Failing Investor (as defined below).

2.9       Failing Investor.  If the Lead Investor is prepared to cause Parent and the Merger Subs to consummate the Transaction but (i) one or more of the Outside Investors fails to fund its Equity Commitment at the Closing when required under the Merger Agreement and its applicable Equity Commitment Letter or (ii) one or more Outside Investors otherwise materially breaches any of its obligations under its Equity Commitment Letter or this Agreement and the Merger is not consummated when required as a result of such breach, or (iii) one or more Outside Investors is deemed a Failing Investor pursuant to Section 2.8 (any such failure in the foregoing clause (i), material breach in the foregoing clause (ii), or determination described in clause (iii), a “Breach” and in the event that an Outside Investor commits a Breach, such Outside Investor is referred to herein as a “Failing Investor”; provided, no Investor shall be deemed a Failing Investor under the foregoing clause (i) or clause (iii) of this Section 2.9 by virtue of the fact that such Investor has validly assigned its obligations under its Equity Commitment Letter to a valid assignee of such Investor’s Equity Commitment Letter in accordance with the provisions of Section 3.10; provided, further, in no event shall a Non-Consenting Investor be deemed a Failing Investor), then the Lead Investor shall have the right (but not the obligation) to terminate such Failing Investor’s participation in the Transaction and such Failing Investor’s Equity Commitment Letter by (1) assigning the Failing Investor’s participation rights to another Outside Investor (that is not a Failing Investor) and/or one or more third parties, in each such case, subject to the consent of such assignee, and, in connection with the completion of such assignment, the Failing Investor and the other Outside Investors shall cooperate (and direct their respective Representatives to cooperate in good faith) in such reasonable arrangements to permit Parent and such other Outside Investors to proceed with the Transaction and to terminate any liability or obligation of the Failing Investor under this Agreement (other than, subject to Section 3.3, as specifically set forth in this Section 2.9, and Sections 2.10 (unless, and solely to the extent, the Failing Investor’s entire participation rights have been assigned by the Lead Investor), 2.5, 3.6, and 3.7, and with respect to any breaches of this Agreement by the Failing Investor prior to the date of the effectiveness of such termination); provided, that any assignee of the Failing Investor’s participation rights pursuant to this sentence shall assume (in a written agreement with the Failing Investor that is reasonably acceptable to the Requisite Investors) the Failing Investor’s obligations under its Limited Guarantee, its Equity Commitment Letter and (except as provided in this sentence) this Agreement and/or (2) with the prior written consent of the Company to the extent necessary, terminating all of the Failing Investor’s liabilities and obligations under its Limited Guarantee, its Equity Commitment Letter and this Agreement (other than, subject to Section 3.3, as specifically set forth in this Section 2.9 and Sections 2.5, 2.10, 3.6, 3.7, and with respect to any breaches of this Agreement by the Failing Investor prior to the date of the effectiveness of such termination). Except as expressly set forth in this Section 2.9, all Outside Investors (excluding the Failing Investor) shall remain bound by this Agreement.

2.10     Parent Termination Fee.  In the event that the Merger Agreement is terminated and Parent owes the Parent Termination Fee or any damages, awards or settlement payments, any expense reimbursement or other payments in connection with the termination of the Merger Agreement to the Company (the “Parent Termination Payments”), then the Parent Termination Payments shall be paid, pursuant to (and without duplication of) the Limited Guarantee, by the Lead Investor and the Outside Investors to the Company when due in proportion to their respective Pro Rata Share as set forth on Schedule 2; provided, that if there is a Failing Investor and the actions taken (or failed to be taken) by the Failing Investor are, individually or in the aggregate, the primary reason for the Parent Termination Fee becoming payable, then (a) the Parent Termination Fee payable to the Company, (b) any Consortium Costs, and (c) the Investor Costs (other than such Investor Costs related to any Failing Investor), in each case, shall be paid 100% by the Failing Investor on a joint and several basis. The Rollover Investors shall have no responsibility for or obligations to pay the Parent Termination Payments.

2.11     Roofstock Agreement.  The Lead Investor and Roofstock agree to negotiate in good faith with each other to enter into a purchase agreement by and between the Lead Investor and Roofstock (the “Roofstock Agreement”) and such other documentation reasonably required to give effect to the rights and obligations set forth in the Roofstock Term Sheet attached hereto as Exhibit B (the “Roofstock Term Sheet”), and such other provisions mutually agreed between the Lead Investor and Roofstock.

2.12      Market Sales

(a)        From the date of this Agreement until the earlier of the Closing Date and the termination of the Merger Agreement in accordance with its terms, Parent shall not enter into any letter of intent or sale agreement with any counterparty regarding the sale of all or a portion of the Company’s assets in any market (as applicable, a “Sale Agreement”) without first obtaining the prior written consent of a majority of those Investors that shall receive the right to appoint a director to the board of directors of Parent as contemplated in the Equity Term Sheet; provided that such Investor’s right to vote to consent to such Sale Agreement shall be directly proportional to the number of seats on the board of directors of Parent such Investor shall receive as set forth in the Equity Term Sheet. For purposes of this Section 2.12, as set forth in the Equity Term Sheet, there shall be a total of seven votes, (i) one vote held by Miramar, (ii) one vote held by TRT, (iii) one vote held by Riverwood, (iv) one vote held by Silver Lake, (v) two votes held by the Lead Investor and (vi) one vote held by Roofstock.

(b)        Upon agreement between Parent and any proposed counterparty to a Sale Agreement of substantially all of the material terms of such Sale Agreement, Parent shall notify each Investor and provide such Investor with a copy of the draft Sale Agreement (such notice, a “Sale Agreement Notice”) and summaries of material terms of any other agreements to be executed in connection with each Sale Agreement for purposes of soliciting each Investor’s consent as required by this Section 2.12. Following delivery of the Sale Agreement Notice, the Investors will negotiate in good faith and promptly evaluate the transaction contemplated by such Sale Agreement Notice.

2.13    Interim Actions. Prior to the Closing, Parent shall, and shall cause its Subsidiaries, (a) to conduct operations in the ordinary course of business, (b) not to incur, nor enter into any agreement to incur, any indebtedness, and (c) not to issue, nor enter into any agreement to issue, any equity securities in Parent, in each case except as provided for in this Agreement, the Merger Agreement or the Equity Term Sheet.

2.14     Patriot Loan. Prior to the Closing, Parent may incur, or has incurred as of the date hereof, indebtedness (the “Company Indebtedness”) for purposes of paying (a) legal fees and expenses, (b) fees and salaries payable to consultants and employees needed for the transactions contemplated by the Merger Agreement, (c) marketing and call center expenses, (d) travel expenses, and (e) such other expenses as PFH Op Co, LLC chooses, in its sole discretion (collectively, the “Set-up Expenses”); provided that (x) any and all such Set-up Expenses must be operating expenses incurred by or on behalf Parent in the ordinary course, (y) in no event shall any third party transaction fee, cost or expense incurred by on behalf of an Investor in connection with, or arising out of, the Transaction or the Transaction Documents, be deemed to be or constitute a Set-up Expense (unless such costs are incurred by Lead Investor in connection with integration planning purposes) and (z) any Company Indebtedness incurred by or on behalf of Parent must be interest free and without prepayment penalties and otherwise have terms at least as favorable to Parent as arms-length terms. Except as contemplated by the terms of any Company Indebtedness, Parent shall repay all amounts outstanding in connection with the preceding sentence within 30 days following the Closing; provided that no such repaid amounts shall be in excess of $1,000,000, in the aggregate.

2.15     Exclusivity.  Each Investor agrees that, at any time prior to the receipt of the Company Stockholder Approval, it shall not knowingly become affiliated with, enter into discussions with, or make an equity investment with, any other Person making an Acquisition Proposal under the Merger Agreement with respect to such Acquisition Proposal unless and until the Special Committee determines, in accordance with Section 6.2 of the Merger Agreement, that any such action by such Investor is necessary and appropriate and so instructs such Investor in writing; provided that this Section 2.15 shall not apply to (and the following actions shall not be restricted by this Section 2.15) (a) any funding of capital commitments or funding obligations into private equity, venture capital, hedge or other similar investment funds that are not controlled by such Investor, or (b) any investment or acquisition made by a Person in which such Investor holds only a limited partnership or other passive non-voting investment, but for the avoidance of doubt, clauses (a) and (b) shall not include any discretionary co-investments by such Investor or accounts managed or controlled by such Investor. Nothing in this Section 2.15 shall be deemed to prevent the Special Committee from determining that an Acquisition Proposal either constitutes or is reasonably likely to lead to a Superior Proposal or that such Acquisition Proposal is reasonably likely to be consummated in accordance with its terms.

2.16     Side Agreements.  Neither Parent, any of the Investors nor any of their respective Affiliates shall enter into any side agreements with any party to this Agreement or their Affiliates relating to the Transaction, operations of Parent or the equity of Parent following the Closing.

2.17      Proxy Statement; Schedule 13e-3 and Schedules 13D and 13G.

(a)         Each Investor shall use reasonable best efforts to promptly provide information reasonably requested by the Company or Lead Investor in connection with the preparation of the Proxy Statement or Information Statement, as applicable, or Schedule 13e-3. The information supplied by each Co‑Investor for inclusion or incorporation by reference in the Proxy Statement or Information Statement, as applicable, or the Schedule 13e-3 will not, at the time that such information is provided, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Promptly after the execution and delivery of this Agreement, the Lead Investor and each Co-Investor shall cooperate with each other to prepare and file with the SEC any required disclosure statements on Schedule 13D or Schedule 13G or any amendments or supplements thereto, as applicable (such disclosure statements, including any amendments or supplements thereto, the “Schedule 13D/G Filings”) relating to the Merger Agreement, the Support Agreement (if applicable) signed by such Co-Investor and the transactions contemplated hereby and thereby (including the Mergers). The Lead Investor shall (i) provide (or cause to be provided) each Co‑Investor and its counsel a reasonable opportunity to review drafts of the Proxy Statement or Information Statement, as applicable, and Schedule 13e-3 prior to filing the Proxy Statement or Information Statement, as applicable, and Schedule 13e-3 with the SEC and (ii) consider in good faith all comments thereto reasonably proposed by such Investor or its counsel.  The Lead Investor and each Co-Investor shall (A) provide each other and their respective counsels a reasonable opportunity to review drafts of all Schedule 13D/G Filings prior to filing any Schedule 13D/G Filing with respect to the Company with the SEC and (B) consider in good faith all comments thereto reasonably proposed by the other parties, their respective counsels and their respective Representatives.

(b)        Each Investor shall use reasonable best efforts to furnish all information concerning such Investor and its Affiliates, if applicable, to the other parties that is reasonably necessary for the preparation and filing of the Proxy Statement or Information Statement, as applicable, the Schedule 13e-3 and all such required Schedule 13D/G Filings, and provide each such other party assistance, as may be reasonably requested by such other party to be included therein and will otherwise reasonably assist and shall use reasonable best efforts to cooperate with each other party, as applicable, in the preparation, filing and distribution of the Proxy Statement or Information Statement, as applicable, the Schedule 13e-3 and all Schedule 13D/G Filings and the resolution of any comments to either received from the SEC.

3.	MISCELLANEOUS.

3.1        Amendment.  This Agreement may be amended or modified, and the provisions hereof may be waived, only by an agreement in writing signed by the Investors (other than any Non-Consenting Investor).

3.2        Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

3.3        Remedies. The parties hereto agree that, except as provided herein, this Agreement will be enforceable by all available remedies at law or in equity (including, without limitation, specific performance). The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. If Parent, the Merger Subs or the Lead Investor elects to enforce this Agreement in respect of any provision (including in respect of any Commitment Amount) hereof against any Investor, it must do so against each other Investor that has similarly failed, in all material respects, to perform with respect to the same provision hereof.  Notwithstanding anything in this Agreement to the contrary (but subject to the preceding sentence), this Agreement may be enforced against each Co-Investor only by, or at the direction of, the Lead Investor.

3.4      No Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered contemporaneously herewith by any Investor party hereto, and notwithstanding the fact that an Investor may be a partnership, limited liability company or limited company or other entities, Parent, the Merger Subs and each Investor by its acceptance of the benefits of this Agreement, hereby covenants, agrees and acknowledges that no Person other than an Investor shall have any obligation hereunder and no recourse under this Agreement or under any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against any former, current or future direct or indirect equityholders, controlling persons, direct or indirect stockholders or equityholders, directors, officers, employees, Affiliates, members, managers, direct or indirect general or limited partners, agents, attorneys or other representatives of any party hereto, or any of their successors or assigns, or any former, current or future direct or indirect equityholders, controlling persons, direct or indirect stockholders, directors, officers, employees, Affiliates, members, managers, direct or indirect general or limited partners, agents, attorneys or other representatives or successors or assignees of any of the foregoing (each, a “Related Party” and, collectively, the “Related Parties”), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Related Party for any obligations of any Investor, Parent, or any of their respective successors or permitted assigns under this Agreement or any documents or instrument delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith or for any claim (whether at law or equity, in tort, contract or otherwise) based on, in respect of, or by reason of such obligations or their creation. Parent, the Merger Subs and each Investor further agrees that neither it nor any of its Affiliates shall have any right of recovery against any Related Party, whether by piercing the corporate veil or by a claim against any such Related Party.

3.5        No Third Party Beneficiaries.  This Agreement shall be binding on each party hereto solely for the benefit of each other parties hereto and nothing set forth in this Agreement, express or implied, shall be construed to confer, directly or indirectly, upon or give to any Person other than the parties hereto any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the parties hereto to enforce, any provisions of this Agreement; provided, however, that the Related Parties are express intended third party beneficiaries of Section 3.4.

3.6        Press Release; Communications. Any general notices, releases, statements or communications to the general public or the press relating to this Agreement or the Transaction shall be made only at such times and in such manner as may be determined by the Lead Investor and shall not disclose the identity of any Co‑Investor or any confidential information of any Co-Investor without such Co-Investor’s prior written approval. Nothing contained in this Section 3.6 shall prevent (a) any party from at any time furnishing any information requested by any Governmental Authority or from making any disclosures required under applicable Law, including the Exchange Act or (b) any party from furnishing any information concerning the transactions contemplated by this Agreement and the Transaction Documents to such party’s Representatives in accordance with Section 3.7.

3.7       Confidentiality.  The existence and content of this Agreement shall be treated as confidential by the Investors and shall not be used, circulated, quoted or otherwise referred to by any other Investor or any of such Investor’s Affiliates in any document, except with the prior written consent of the other Investors; provided, however, that no such written consent shall be required (and each Investor and its Affiliates shall be free to release such information (each Investor and any Affiliate disclosing such information, a “Disclosing Party” and, collectively, the “Disclosing Parties”)) for disclosures to each Investor’s and its Affiliates’ respective partners, members, directors, officers, employees, agents, legal, financial, accounting or other advisors, potential debt and equity financing sources, co-investors, limited partners related investment funds, consultants and other representatives (collectively, the “Representatives”), so long as such Representatives are bound by obligations of confidentiality with respect to such information and provided that each Disclosing Party shall be responsible for a breach of the confidentiality obligations set forth in this Section 3.7 by any of its Representatives; and provided, further, that each Investor and its Affiliates may disclose such information (including the existence of this Agreement) (a) to the extent required by applicable Law or the applicable rules of any national securities exchange or in connection with any securities filing related to the Transaction and/or (b) upon the request or demand of any regulatory agency or authority having or claiming jurisdiction over such party or any of its properties or assets and/or (c) in connection with any filings or other submissions with any court of competent jurisdiction in order to enforce the terms hereof and/or (d) to permitted assignees (including in connection with any permitted syndication hereunder) of such Investor, (e) in connection in the course of normal fundraising, marketing or reporting efforts to its and its affiliated investment funds’ actual and prospective limited partners and other investors (so long as bound by obligations of confidentiality with respect to such information and provided that each Disclosing Party shall be responsible for a breach of the confidentiality obligations set forth in this Section 3.7) and/or (f) in connection with litigation relating to the Transaction or the Merger Agreement, as permitted by or provided in the Merger Agreement, but if any such disclosure names or references any other Investor or its Affiliates (other than any disclosure made in connection with enforcing this Agreement), the Disclosing Party shall consult such Investor and shall use reasonable best efforts to not make or limit such disclosure and shall consider such Investor’s reasonable input with respect to such disclosure, in each case, to the extent legally permitted. The confidentiality obligations of each Investor set forth herein shall be superseded by the confidentiality obligations set forth in the LLCA.

3.8        GOVERNING LAW; CONSENT TO JURISDICTION.

(a)        This Agreement shall be governed by, interpreted, construed and enforced in accordance with the laws of the State of Delaware. Any and all claims, controversies and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort or statute, shall be governed by the internal laws of the State of Delaware, including its statutes of limitations, without giving effect to any conflict-of-laws or other rules that would result in the application of the laws or statutes of limitations of a different jurisdiction.

(b)        Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to this Agreement, for and on behalf of itself or any of its properties or assets, to the address set forth on its signature page hereto or in such other manner as may be permitted by applicable Law, and nothing in this Section 3.8(b) will affect the right of any party hereto to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware (and any appellate court therefrom) or, if any federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the State of Delaware (and any appellate court therefrom)) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement or the transactions contemplated hereby; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement or the transactions contemplated hereby will be brought, tried and determined only in the Chosen Courts; (v) irrevocably and unconditionally waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts. Each of the parties hereto agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. The Parties agree that any violation of this Section 3.8(b) shall constitute a material breach of this Agreement and shall constitute irreparable harm.

3.9      WAIVER OF JURY TRIAL.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.9.

3.10     Other Agreements; Assignment.  This Agreement, together with the agreements referenced herein, constitutes the entire agreement, and supersedes all prior agreements, understandings, negotiations and statements, both written and oral, among the parties or any of their Affiliates with respect to the subject matter contained herein except for the Transaction Documents which shall continue in full force and effect in accordance with their terms. Casago, TRT, Roofstock and Miramar agree that this Agreement shall supersede in its entirety the Cost‑Sharing Agreement dated as of December 20, 2024 (the “Cost-Sharing Agreement”) by and among Casago International, LLC, an Arizona limited liability company, Roofstock, TRT and MHRE Partners, LP, a Texas limited partnership, and that the Cost-Sharing Agreement shall be of no further force or effect. Other than as expressly provided herein, this Agreement shall not be assigned without the prior written consent of the other Investors, provided that each Investor may assign all or a portion of its rights and obligations hereunder to one or more Persons that are able to make the representations and warranties made by such Investor set forth in this Agreement and such Investor’s Equity Commitment Letter or Support Agreement, as applicable, and is a valid assignee of Investor’s rights and obligations under such Investor’s Equity Commitment Letter or Support Agreement, as applicable; provided, further, that such assignment would not reasonably be expected to result in any material delay in satisfying, or increase the risk of not satisfying, the conditions to the Closing set forth in the Merger Agreement and the assignee is capable of performing its obligations under such Investor’s Equity Commitment Letter and Support Agreement, as applicable, including having the financial capacity necessary to fund the full amount of the Equity Commitment or the equity securities to comply with the Rollover Commitment that is being assigned, provided, further, such assignee shall, as a condition of such assignment, execute a joinder to this Agreement in a form to be reasonably acceptable to the Lead Investor, provided, further, that no such assignment shall be permitted (i) in violation of applicable Law, or (ii) that would (x) require any additional licensing, regulatory consent or other additional regulatory proceeding to be obtained or participated in by any of the Investors, Parent, the Merger Subs or the Company (the “Transaction Parties”) or otherwise subject any Transaction Party or its Affiliates to any additional substantive regulation or (y) cause any statement made or information provided to a regulatory authority prior to such assignment to become materially untrue or misleading (other than any statement made or information provided related solely to the identity of such Investor) or (iii) that would cause all or any portion of the assets of the applicable co-invest vehicle to constitute “plan assets” within the meaning of ERISA, the U.S. Internal Revenue Code of 1986, as amended, or the applicable provisions of any similar law. Any assignment in derogation of the foregoing shall be null and void. In the event of any conflict between this Agreement and any Equity Commitment Letter, the terms of this Agreement shall prevail; provided, that, in the event of any conflict between this Agreement and the Support Agreement, the terms of the Support Agreement shall prevail. Notwithstanding anything to the contrary set forth herein, in no event shall any Co‑Investor’s Commitment be increased without its prior written consent.

3.11     No Representations, Warranties or Duties.  Each Investor specifically understands and agrees that no Investor has made or will make any representation or warranty with respect to the terms, value or any other aspect of the transactions contemplated hereby, and each Investor explicitly disclaims (a) except as expressly provided in Section 2.6, any warranty, express or implied, with respect to such matters and (b) any reliance, express or implied, thereon. In addition, each Investor specifically acknowledges, represents and warrants that it is not relying on any other Investor (x) for its due diligence concerning, or evaluation of, the Company or its assets or businesses, (y) for its decision with respect to making any investment contemplated hereby or (z) with respect to tax and other economic considerations involved in such investment. In making any determination contemplated by this Agreement, each Investor may make such determination in its sole and absolute discretion, taking into account only such Investor’s own views, self-interest, objectives and concerns. No Investor shall have any fiduciary or other duty to any other Investor or to Parent except as expressly set forth in this Agreement or any other agreement to which such Investor is a party.

3.12     No Agreement Among Co-Investors.  The use of a single agreement to effectuate the transactions contemplated by this Agreement was solely in the control of Parent and the Lead Investor (collectively, the “Specified Parties”), and not the action or decision of any Co-Investor, and was done solely for the convenience of the Specified Parties and not because they were required or requested to do so by any Co-Investor. It is expressly understood and agreed that each provision contained in this Agreement is between the Specified Parties on the one hand and each Co-Investor on the other hand, and not among the Specified Parties and the Co-Investors collectively and not between and among the Co-Investors. Accordingly, no Co-Investor may enforce any provision of this Agreement against any other Co-Investor and the liability of each Investor hereunder shall be several and not joint or joint and several. Nothing contained herein, and no action taken by any Investor pursuant hereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Investors are in any way acting in concert or as a group or entity with respect to such obligations or the Transaction or any other matters.

3.13   Counterparts.  This Agreement and any amendments to this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by electronic transmission or by email of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.
[Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) as of the date first above written.

LEAD INVESTOR

CASAGO GLOBAL, LLC

By:	/s/ Joseph Riley
Name:	Joseph Riley
Title:	President

PARENT

CASAGO HOLDINGS, LLC

By:	/s/ Joseph Riley
Name:	Joseph Riley
Title:	President

[Signature Page to Interim Investors Agreement]

SILVER LAKE:

SLP V VENICE FEEDER I, L.P.

By:	Silver Lake Technology Associates V, L.P.,
its general partner
By:	SLTA V (GP), L.L.C., its general partner
By:	Silver Lake Group, L.L.C.,
its managing member

By:	/s/ Joerg Adams
Name:	Joerg Adams
Title:	Managing Director

SLP VENICE HOLDINGS, L.P.

By:	SLP V Aggregator GP, L.L.C.
By:	Silver Lake Technology Associates V, L.P., its general partner
By:	SLTA V (GP), L.L.C., its general partner
By:	Silver Lake Group, L.L.C.,
its managing member

By:	/s/ Joerg Adams
Name:	Joerg Adams
Title:	Managing Director

[Signature Page to Interim Investors Agreement]

RW VACASA AIV L.P.

By:	Riverwood Capital II, L.P.,
its general partner
By:	Riverwood Capital GP II Ltd.,
its general partner

By:	/s/ Jeffrey T. Parks
Name:	Jeffrey T. Parks
Title:	Director

RW INDUSTRIOUS BLOCKER L.P.

By:	Riverwood Capital II L.P.,
its general partner
By:	Riverwood Capital GP II Ltd.,
its general partner

By:	/s/ Jeffrey T. Parks
Name:	Jeffrey T. Parks
Title:	Director

RIVERWOOD CAPITAL PARTNERS II (PARALLEL-B) L.P.

By:	Riverwood Capital II, L.P.,
its general partner
By:	Riverwood Capital GP II Ltd.,
its general partner

By:	/s/ Jeffrey T. Parks
Name:	Jeffrey T. Parks
Title:	Director

RCP III VACASA AIV L.P.

By:	Riverwood Capital III L.P.,
its general partner
By:	Riverwood Capital GP III Ltd.,
its general partner

By:	/s/ Jeffrey T. Parks
Name:	Jeffrey T. Parks
Title:	Director

[Signature Page to Interim Investors Agreement]

RCP III BLOCKER FEEDER L.P.

By:	Riverwood Capital III L.P.,
its general partner
By:	Riverwood Capital GP III Ltd.,
its general partner

By:	/s/ Jeffrey T. Parks
Name:	Jeffrey T. Parks
Title:	Director

RIVERWOOD CAPITAL PARTNERS III (PARALLEL-B) L.P.

By: Riverwood Capital III L.P.,
its general partner
By: Riverwood Capital GP III Ltd.,
its general partner

By:	/s/ Jeffrey T. Parks
Name:	Jeffrey T. Parks
Title:	Director

RCP III (A) BLOCKER FEEDER L.P.

By: Riverwood Capital III L.P.,
its general partner
By: Riverwood Capital GP III Ltd.,
its general partner

By:	/s/ Jeffrey T. Parks
Name:	Jeffrey T. Parks
Title:	Director

RCP III (A) VACASA AIV L.P.

By: Riverwood Capital III L.P.,
its general partner
By: Riverwood Capital GP III Ltd.,
its general partner

By:	/s/ Jeffrey T. Parks
Name:	Jeffrey T. Parks
Title:	Director

[Signature Page to Interim Investors Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) as of the date first above written.

Level Equity Opportunities Fund
2015, L.P.
By: Level Equity Partners II (GP),
L.P., its general partner
By: Level Equity Associates II, LLC
its general partner

By:	/s/ Nathan Linn
Name:	Nathan Linn
Title:	Chief Operating Officer

Level Equity Opportunities Fund
2018, L.P.
By: Level Equity Partners IV (GP),
L.P., its general partner
By: Level Equity Associates IV, LLC
its general partner

By:	/s/ Nathan Linn
Name:	Nathan Linn
Title:	Chief Operating Officer

LEGP II AIV(B), L.P.

By: Level Equity Partners II (GP),
L.P., its general partner
By: Level Equity Associates II, LLC
its general partner

By:	/s/ Nathan Linn
Name:	Nathan Linn
Title:	Chief Operating Officer

[Signature Page to Interim Investors Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) as of the date first above written.

LEGP I VCS, LLC

By:	/s/ Nathan Linn
Name:	Nathan Linn
Title:	Chief Operating Officer

LEGP II VCS, LLC

By:	/s/ Nathan Linn
Name:	Nathan Linn
Title:	Chief Operating Officer

Level Equity — VCS Investors, LLC

By:	/s/ Nathan Linn
Name:	Nathan Linn
Title:	Chief Operating Officer

 [Signature Page to Interim Investors Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) as of the date first above written.

ROOFSTOCK, INC.

By:	/s/ Gary Beasley
Name:	Gary Beasley
Title:	Chief Executive Officer

[Signature Page to Interim Investors Agreement]

TRT INVESTORS 37, LLC

By:	/s/ Paul A. Jorge
Name:	Paul A. Jorge
Title:	Vice President and Secretary

 [Signature Page to Interim Investors Agreement]

MHRE STR II, LLC

By:	MHRE Partners, LP,
a Delaware limited partnership

By:	MHRE Partners GP, LLC,
a Delaware limited liability company
its General Partner

By:	/s/ Randy P. Evans
Name:	Randy P. Evans
Title:	Vice President and Treasurer

[Signature Page to Interim Investors Agreement]

Exhibit A
Equity Term Sheet

[Intentionally omitted.]

Exhibit B
Roofstock Term Sheet

[Intentionally omitted.]

Schedule 1
Commitment Amount and Percentage

Investor	Equity Commitment	Rollover Commitment[1]	Percentage of Total Commitments
Casago	$40,000,000[2]	N/A	18.45%
TRT	$42,500,000	N/A	19.60%
Miramar	$42,500,000	N/A	19.60%
Roofstock	$40,000,000	N/A	18.45%
Silver Lake	N/A	$27,835,554	12.84%
Riverwood	N/A	$13,920,420	6.42%
Level	N/A	$10,061,420	4.64%

1 Contributions by Rollover Stockholders are shares of Vacasa, Inc. (“Vacasa Shares”) valued at $5.02 per share.  If the value of the Vacasa Shares is ultimately determined to be less than $5.02 per share in accordance with Section 4.7 of the Merger Agreement, the amount set forth opposite each Rollover Stockholder under “Rollover Commitment” shall be reduced accordingly and the number of shares issued to each Rollover Stockholder at the Closing shall be reduced proportionately.
2 Casago assets valued at $40,000,000 to serve as commitment in connection with the transactions contemplated hereby (for purposes of determining percentage of total commitments).

Schedule 2
Pro Rata Share Calculation

Entity	Contribution Amount	Pro Rata Share
Casago	$40,000,000	24.24%
TRT	$42,500,000	25.76%
Miramar	$42,500,000	25.76%
Roofstock	$40,000,000	24.24%

Schedule 2.7(b)
Ownership of Company Shares

None.